Exhibit 99.1

CONTACT:	Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION ANNOUNCES

COMPLETION OF $50.0 MILLION SUBORDINATED DEBT OFFERING

SOUDERTON, PA, November 6, 2025—Univest Financial Corporation (the “Corporation”) (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced the closing of a $50.0 million private placement of fixed-to-floating rate subordinated notes. The Corporation plans to use the proceeds to redeem its outstanding $80.0 million of callable subordinated notes and for general corporate purposes.

The notes have a maturity date of November 15, 2035, and carry a fixed rate of interest of 6.00% for the first five years. Thereafter, the notes will pay interest at a floating rate, reset quarterly, equal to the then current three-month Secured Overnight Financing Rate (“SOFR”) plus 261.5 basis points. The notes may be redeemed at the option of the Corporation, without penalty, on or after November 15, 2030, or earlier upon certain specified events. The notes have been structured to qualify as Tier 2 capital for regulatory purposes.

In connection with the issuance and sale of the notes, the Corporation entered into registration rights agreements with the purchasers of the notes pursuant to which the Corporation has agreed to take certain actions to provide for the exchange of the notes for subordinated notes that are registered under the Securities Act of 1933, as amended, with substantially the same terms as the notes.

Piper Sandler & Co. served as sole placement agent for the private offering. The Corporation was advised by Luse Gorman, PC and Piper Sandler & Co. was advised by Troutman Pepper Locke LLP.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy any security, nor shall there be any sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The indebtedness evidenced by the notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Univest Financial Corporation

Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $8.6 billion in assets and $5.7 billion in assets under management and supervision through its Wealth Management lines of business at September 30, 2025. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices and online at www.univest.net.

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This press release and the reports Univest files with the Securities and Exchange Commission often contain “forward-looking statements” relating to trends or factors affecting the financial services industry and, specifically, the financial condition and results of operations, business, prospects and strategies of Univest. These forward-looking statements involve certain risks and uncertainties in that there are a number of important factors that could cause Univest’s future financial condition, results of operations, business, prospects or strategies to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to: (1) competition and demand for financial services in our market area; (2) inflation and/or changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and/or lead to higher operating costs and higher costs we pay to retain and attract deposits; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and/or credit loss provisions; (4) fluctuations in real estate values and both residential and commercial real estate market conditions; (5) changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; (6) our ability to access cost-effective funding; (7) changes in economic conditions nationally and in our market, including potential recessionary conditions and the levels of unemployment in our market area; (8) changes in the economic assumptions or methodology used to calculate our allowance for credit losses; (9) legislative, regulatory, accounting or tax changes; (10) monetary and fiscal policies of the U.S. government, including the policies of the Board of Governors of the Federal Reserve System; (11) the imposition of tariffs or other domestic or international governmental policies and retaliatory responses; (12) the impacts of the current government shutdown; (13) the failure to maintain current technologies and to successfully implement future information technology enhancements; (14) technological issues that may adversely affect our operations or those of our customers; (15) a failure or breach in our operational or security systems or infrastructure, including cyberattacks; (16) changes in the securities markets; (17) the current or anticipated impact of military conflict, terrorism or other geopolitical events; (18) our ability to enter into new markets successfully and capitalize on growth opportunities; (19) changes in investor sentiment or consumer spending or savings behavior; and/or (20) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission.

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